                                 EXHIBIT 99.1



[NEWS RELEASE]                                    [LOGO]
                                                  Select
                                                  Medical Corporation


FOR IMMEDIATE RELEASE                         4716 Old Gettysburg Road
                                              Mechanicsburg, PA 17055

                                              Nasdaq Symbol:  SLMC

________________________________________________________________________________


 Select Medical Corporation to Offer $175 Million in Senior Subordinated Notes

          MECHANICSBURG, PENNSYLVANIA - - May 29, 2001 - - Select Medical Corporation (Nasdaq: SLMC) announced today its intention to issue $175 million in aggregate principal amount of Senior Subordinated Notes due 2009. The Company stated that it intends to use the proceeds of the offering to repay existing indebtedness and for general corporate purposes.

          The securities to be offered will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The completion of this offering is subject to, among other things, market conditions, and no assurance can be given that it can be completed on acceptable terms, or on the terms described above.